                                   Exhibit 2.2

 Stock Purchase and Redemption Agreement among Owosso Corporation, MEPC, L.L.C., the Landover Company (d/b/a "Dura-Bond Bearing Company"), Engine Power
   Components, Inc., and Melling Tool Co., effective as of October 29, 2000.

                     STOCK PURCHASE AND REDEMPTION AGREEMENT

                                      among


            Owosso Corporation, a Pennsylvania corporation, as Seller


                                       and

        MEPC, L.L.C., a Michigan limited liability company, as Purchaser


                                       and


            The Landover Company (d/b/a "Dura-Bond Bearing Company")


                                       and


          Engine Power Components, Inc., a Michigan corporation ("EPC")


                                       and


            Melling Tool Co., a Michigan corporation ("Melling Tool")


                                 Effective as of
                                October 29, 2000

                                TABLE OF CONTENTS
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1.  SALE OF SHARES..........................................................................................2

2.  PURCHASE PRICE AND PAYMENT..............................................................................2

    2.1      Purchase Price.................................................................................2

    2.2      Payment........................................................................................4

3.

    3.1      The Closing....................................................................................5

    3.2      Closing Adjustments............................................................................5

    3.3      Order of Transactions..........................................................................5

4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER............................................................6

    4.1      Corporate Organization and Status..............................................................6

    4.2      Qualification..................................................................................6

    4.3      Authority to Execute and Perform Agreement; Authorization; Binding Effect; No Breach...........6

    4.4      Authorized and Issues Capital; Options and Warrants............................................7

    4.5      Title..........................................................................................7

    4.6      Financial Statements...........................................................................7

    4.7      No Material Adverse Effect.....................................................................8

    4.8      Compliance with Laws...........................................................................8

    4.9      Litigation.....................................................................................8

    4.10     Real Property..................................................................................9

    4.11     Inventory......................................................................................9

    4.12     Accounts Receivable...........................................................................10

    4.13     Contracts and Other Agreements................................................................10

    4.14     Trade Secrets, Patents, Trademarks, Etc.......................................................11

    4.15     Personal Property.............................................................................11

    4.16     Liabilities...................................................................................11

    4.17     Suppliers and Customers.......................................................................11

    4.18     Employee Benefit Plans........................................................................11

    4.19     Employee Relations............................................................................12

    4.20     Products......................................................................................13

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    4.21     Absence of Changes............................................................................13

    4.22     Absence of Certain Commercial Practices.......................................................14

    4.23     Insurance.....................................................................................14

    4.24     Taxes.........................................................................................14

    4.25     Environmental Matters.........................................................................14

    4.26     Operation in Ordinary Course..................................................................16

    4.27     Transactions with Affiliates..................................................................16

    4.28     Accounts; Funds...............................................................................16

    4.29     Subsidiaries..................................................................................16

    4.30     Books and Records.............................................................................16

    4.31     Material Misstatements or Omissions...........................................................17

    4.32     Representations and Warranties................................................................17

5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........................................................17

    5.1      Due Incorporation.............................................................................17

    5.2      Qualification of the Purchaser................................................................17

    5.3      Corporate Power of the Purchaser; Authorization; Binding Effect; No Conflict..................17

    5.4      Concerning the Shares.........................................................................18

    5.5      Representations and Warranties................................................................18

    5.6      Capital Structure.............................................................................18

6.  COVENANTS OF THE SELLER................................................................................18

    6.1      Continuance of Business.......................................................................18

    6.2      Access to Information.........................................................................19

    6.3      Confidentiality; Consultation Regarding Disclosure............................................19

    6.4      Computer Support..............................................................................19

7.  COVENANTS OF THE PURCHASER.............................................................................19

    7.1      Confidentiality; Consultation Regarding Disclosure............................................19

    7.2      Mexican Affiliate Receivable..................................................................20

    7.3      Stay Bonuses..................................................................................20

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8.  CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS....................................................20

    8.1      Legal Proceedings.............................................................................20

    8.2      Representations and Warranties on Closing Date................................................20

    8.3      Terms, Covenants and Conditions...............................................................21

    8.4      Consents, Approvals, Etc......................................................................21

    8.5      No Material Adverse Change....................................................................21

    8.6      Litigation....................................................................................21

    8.7      Opinion of Counsel............................................................................21

    8.8      Certain Financial Matters.....................................................................21

    8.9      Environmental Audit...........................................................................22

    8.10     Employment Contracts..........................................................................22

    8.11     Opinion of Bond Counsel.......................................................................22

    8.12     Due Diligence.................................................................................22

9.  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.......................................................22

    9.1      Legal Proceedings.............................................................................22

    9.2      Representations and Warranties on Closing Date................................................22

    9.3      Terms, Covenants and Conditions...............................................................22

    9.4      Litigation....................................................................................22

    9.5      Opinion of Counsel............................................................................23

    9.6      No Material Adverse Change....................................................................23

    9.7      Certain Financial Matters.....................................................................23

10. ACTIONS TO BE TAKEN AT THE CLOSING.....................................................................23

    10.1     Delivery of Shares............................................................................23

    10.2     Payment for Shares............................................................................23

    10.3     Opinions of Counsel...........................................................................23

    10.4     Other Documents...............................................................................23

11. SURVIVAL...............................................................................................24

    11.1     Survival of Representations and Warranties; Certain Other Matters.............................24

    11.2     Non-Competition...............................................................................24

    11.3     Confidential Information......................................................................24

    11.4     Equitable Relief..............................................................................25

                                      iii
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12. INDEMNIFICATION........................................................................................25

    12.1     Obligation to Indemnify by the Seller.........................................................25

    12.2     Limitations on Indemnification by the Seller..................................................25

    12.3     Obligations to Indemnify by the Purchaser.....................................................25

    12.4     Limitations on Indemnification by the Purchaser...............................................26

    12.5     Procedure.....................................................................................26

13. TERMINATION OF AGREEMENT...............................................................................27

    13.1     Termination...................................................................................27

    13.2     Effect of Termination.........................................................................27

14. MISCELLANEOUS..........................................................................................27

    14.1     Consent to Jurisdiction; Arbitration of Disputes..............................................27

    14.2     Expenses......................................................................................28

    14.3     Further Assurances............................................................................28

    14.4     Indemnification of Brokerage..................................................................28

    14.5     Certain Definitions...........................................................................29

    14.6     Knowledge.....................................................................................29

    14.7     Severability..................................................................................29

    14.8     Notices.......................................................................................30

    14.9     Entire Agreement..............................................................................31

    14.10    Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies....................31

    14.11    Governing Law.................................................................................31

    14.12    Binding Effect; no Assignment.................................................................31

    14.13    Counterparts..................................................................................31

    14.14    Exhibits and Schedules........................................................................32

    14.15    Headings......................................................................................32


                      Schedules to Stock Purchase Agreement


Schedule 2.2    Escrow Agreement
Schedule 4.2    Qualifications
Schedule 4.3    Approvals and Consents
Schedule 4.4    Outstanding Securities
Schedule 4.6    Financial Statements
Schedule 4.8    Compliance
Schedule 4.9    Litigation
Schedule 4.10   Owned and Leased Real Property
Schedule 4.13   Contracts and Other Agreements
Schedule 4.14   Technology, Patents, Copyrights, Trademarks
Schedule 4.15   Personal Property
Schedule 4.18   Employee Benefit Plans
Schedule 4.19   Employee Relations Issues
Schedule 4.21   Material Changes
Schedule 4.23   Insurance
Schedule 4.24   Taxes
Schedule 4.25   Environmental Disclosures
Schedule 4.27   Transactions with Affiliates
Schedule 4.28   Accounts; Funds
Schedule 4.29   Subsidiaries
Schedule 8.7    Opinion of Counsel
Schedule 9.5    Opinion of Counsel

                     STOCK PURCHASE AND REDEMPTION AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated the 2nd day of November, 2000 by and between Owosso Corporation, a Pennsylvania corporation ("Seller"), MEPC, L.L.C., a Michigan limited liability company ("Purchaser"), The Landover Company (doing business as "Dura-Bond Bearing Company") ("Company"), Engine Power Components, Inc., a Michigan corporation ("EPC"), and Melling Tool Co., a Michigan corporation ("Melling Tool").

                                   BACKGROUND
                                   ----------

         WHEREAS, there is 1 share of Class A Voting common stock of the Company outstanding and 99 shares of Class B Non-voting common stock of the Company outstanding (collectively "Common Stock"), and all of such Common Stock is owned by Seller;

         WHEREAS, the Seller has agreed to sell and the Purchaser has agreed to purchase one share of the Class A Voting Common Stock of the Company ("Purchased Share");

         WHEREAS, the Purchaser shall cause the redemption of all of the outstanding Class B Non-Voting Common Stock of the Company ("Redeemed Shares"); and

         WHEREAS, on the Closing Date (as hereafter defined), the Purchased Share and the Redeemed Shares shall constitute one hundred percent (100%) of the presently issued and outstanding shares of Common Stock (such shares of Common Stock are hereinafter collectively referred to as the "Shares").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Seller, the Company, the Purchaser, EPC, and Melling Tool hereby agree as follows:

1.       SALE OF SHARES.

         Subject to the terms and conditions of this Agreement, at the Closing (as hereafter defined): (i) the Seller hereby agrees to sell the Purchased Share to the Purchaser, and the Purchaser hereby agrees to purchase the Purchased Share from Seller, and (ii) Purchaser agrees to cause the redemption of all of the Redeemed Shares.

2.       PURCHASE PRICE AND PAYMENT.

         2.1   Purchase Price.

               (a) The purchase price for the Shares shall be the lesser of: (i) $5,000,000.00, or (ii) a sum equal to four and three/quarters (4 3/4) times the EBITDA (earnings before interest, state and federal income and similar taxes, depreciation, and amortization) of the Company (exclusive of any EBITDA of Panamericana de Acciones, S.A. de C.V. or Dura-Bond de Mexico S.A. de C.V. included on the books of the Company) for the fiscal year to end on October 29, 2000 as such sum is determined hereunder, minus $5,000,000.00. Such purchase price shall be referred to herein as the "Purchase Price".

               (b) Owosso shall cause the certified public accounting firm of Deloitte & Touche ("Deloitte Firm") to perform an audit of the Company's financial statements (without a scope qualification) for the fiscal year end dated October 29, 2000 and to determine the Company's EBITDA for the fiscal year end dated October 29, 2000 and Working Capital (defined below in Section 4.6(b)) as of the fiscal year end dated October 29, 2000. Owosso and the Deloitte Firm shall permit the certified public accounting firm of Bullis, Crossley & Heimark, CPAs ("Bullis Firm") to review such audit as deemed necessary and appropriate by the Bullis Firm. Owosso shall further cause such audited financial statements and the Deloitte Firm's EBIDTA and Working Capital determinations, together with all applicable work papers, to be delivered to the Bullis Firm on or before December 31, 2000. The Bullis Firm shall, on or before December 31, 2000 or the date 30 days after the Company's year end financial statements have been delivered to them, whichever is later, review the Company's audited year end financial statements and the Deloitte Firm's EBITDA and Working Capital determinations and shall either agree with such EBITDA and Working Capital determinations or disagree with such EBITDA and Working Capital determinations. Such review and certification shall include the following: (i) verifying that the income and expenses of the Company for the fiscal year end dated October 29, 2000 have been calculated in a manner consistent with prior years (years ending October, 1998 and October, 1999), (ii) verifying that the Company's expenses and payments to the Seller or to any other affiliates are consistent with prior years (years ending October, 1998 and October, 1999), and (iii) verifying that accruals, deferrals, inventory procedures, and other accounting methods and practices are consistent with prior years (years ending October, 1998 and October, 1999). In the course of its review and certification, the Bullis Firm shall be entitled to rely upon such ratios and comparability analyses relating to the Company as it deems appropriate.

               (c) If the Bullis Firm agrees with the Deloitte Firm's determinations of both EBITDA and Working Capital, then the Bullis Firm shall so notify the parties, the sums thus determined shall be EBITDA and Working Capital for purposes of this Paragraph 2.1, and the Purchase Price shall be deemed to have been finally determined (for purposes of the Agreement and the Escrow Agreement) as of the date of such notice. If the Bullis Firm does not agree with the Deloitte Firm's calculation of EBITDA or Working Capital applying the tests as set forth above in Subparagraph (b), the Bullis Firm shall: (i) determine the EBITDA and Working Capital of the Company for the fiscal year to end on October 29, 2000 as if all of the tests described above have been satisfied, (ii) notify the parties of such determination, and (iii) provide the parties with the work papers and information as necessary to verify and support the Bullis Firm's determinations. If the Seller or the Purchaser disagree with the Bullis Firm's determination of the Company's EBITDA or Working Capital, such party shall be entitled to resolve the dispute under the terms of Section 14.1 (Arbitration) and such party shall give notice of such election to arbitrate within 14 (fourteen) days following the receipt of the Bullis Firm's notice. If no such notice is given within fourteen (14) days following the receipt of Bullis Firm's notice, the Purchase Price shall be deemed to have been finally determined (for purposes of this Agreement and the Escrow Agreement) as of the date 15 days following the receipt of the Bullis Firm's notice by Seller. In resolving any dispute between the parties under this Section 2.1, the arbitrators shall use and apply the consistency tests set forth above in Subparagraph (b) in addition to any other information or data available to the arbitrators. If an arbitration proceeding is conducted to resolve any dispute between the parties under this
Section 2.1, the date of the arbitrator's written decision shall be the date that the Purchase Price shall be deemed to have been finally determined (for purposes of this Agreement and the Escrow Agreement). The parties agree to provide to the Bullis Firm and to any arbitrators all data information and documents as may be reasonably required for them to perform their work hereunder.

               (d) The following items shall be adjustments to the Purchase
Price:

                   (1) If the Working Capital of the Company as of the Closing is greater than the Working Capital of the Company as of September 24, 2000, then such difference shall be added to the sums comprising the Purchase Price pursuant to Section 2.1(a). If the Working Capital of the Company as of the Closing is less than the Working Capital of the Company as of September 24, 2000, then such difference shall be subtracted from the sums comprising the Purchase Price pursuant to Section 2.1(a). The Working Capital as of the Closing shall be determined under the terms of Sections 2.1(b) and (c).

                   (2) The Purchase Price shall be reduced by the amount of interest paid by the Company for the October, 2000 interest for the draw reimbursement under that Letter of Credit in favor of Sun Bank as Trustee dated August 1991.

                   (3) The Purchase Price shall be reduced by the amount by which the total liabilities of the Company as of the Closing (after giving effect to the Closing and except for the liabilities associated with the IRB (as defined in paragraph 4.6 (b) and except for indebtedness to EPC, Melling Tool, and to Bank One created or incurred in connection with the transactions contemplated hereby) exceed $500,000.00.

                   The Purchase Price adjustments described in this Paragraph 2.1(d) shall be determined by the Deloitte Firm and the Bullis Firm under the terms and procedures described above in Paragraphs 2.1(b) and (c), with any disputes between the parties to be resolved under Section 14.1 (b) hereof. Any adjustments shall be paid to the appropriate party under Sections 3 and 4 of the Escrow Agreement.

         2.2 Payment. The Purchaser shall pay or cause to be paid the sum of $5,000,000.00 at the Closing as follows:

               (a) The Purchaser shall pay Fifty Thousand Dollars ($50,000.00) (subject to adjustment under Section 3.2, but without double counting) shall be paid by Purchaser to Seller in immediately available funds for the Purchased Share.

               (b) Purchaser shall pay or cause the Company to pay Three Million Nine Hundred Fifty Thousand Dollars ($3,950,000.00) (subject to adjustment under
Section 3.2, but without double counting) to the Seller in immediately available funds at Closing for the Redeemed Shares.

               (c) Purchaser shall pay or cause the Company to pay One Million Dollars ($1,000,000.00) for the Redeemed Shares in immediately available funds to Bank One Trust Company, N.A., as the Escrow Agent pursuant to the terms of that Escrow Agreement attached hereto as Schedule 2.2 ("Escrow Agreement") . Such sum shall be held and disbursed pursuant to the terms of the Escrow Agreement by the Escrow Agent.

               (d) If the Purchase Price (as determined and adjusted under Section 2.1) exceeds Five Million Dollars ($5,000,000.00) then within five (5) days after the final determination of the Purchase Price hereunder, the Company shall pay to the Seller, in immediately available funds, an amount equal to the difference between the Purchase Price (as determined and adjusted under Section 2.1) and Five Million Dollars ($5,000,000.00).

3.

3.1      The Closing.

         The closing of the transactions contemplated hereby (the "Closing") shall take place on November 2, 2000 (the "Closing Date") and shall be effective as of the close of business on October 29, 2000. (At the Closing, (a) the Seller shall deliver to the Purchaser the certificate evidencing the Purchased Share, together with duly executed stock powers, (b) the Seller shall deliver to the Company certificates) evidencing the Redeemed Shares, together with duly executed stock powers, and (c) the Purchaser and the Company will pay to the Seller and the Escrow Agent the Purchase Price on the terms set forth in Section 2.2.

         3.2  Closing Adjustments. The following adjustments shall be made at
Closing:

              (a) The sum paid to the Seller under Sections 2.2 (a) and (b) shall be reduced by one-half (1/2) of any sums required to be paid to the Escrow Agent at Closing pursuant to the Escrow Agreement, and by one-half (1/2) of the Bullis Firm's retainer, and such sums shall be paid to such recipients by the Purchaser on behalf of the Seller.

              (b) Purchaser shall pay one-half (1/2) of the Bullis Firm's retainer at Closing and one-half (1/2) of any sums required to be paid to the Escrow Agent at Closing.

         3.3 Order of Transactions. Notwithstanding anything to the contrary herein, the transactions described herein shall occur in the following sequence:

              (a) Owosso shall sell the Purchased Share to the Purchaser hereunder.

              (b) All directors and officers of the Company shall resign and such resignations shall be accepted by the Company.

              (c) The Purchaser shall elect Mark T. Quigg ("Quigg") and Mark Melling ("Melling") as members of the Company's Board of Directors.

              (d) The Company's Board of Directors (Quigg and Melling) shall cause the Company to approve of this Agreement and the transactions contemplated hereby on behalf of the Company.

              (e) The Company's Board of Directors (Quigg and Melling shall elect the following persons as officers of the Company:

                  Chairman         Mark T. Quigg
                  President        Charles J. Barnett
                  Secretary        Mark Melling

              (f) The Company's Board of Directors (Quigg and Melling) shall cause the Company to execute such loan documents and agreements with Bank One Trust Company, N.A. ("Bank One Trust") as the directors, in their sole discretion, deem appropriate.

              (g) The Company's Board of Directors (Quigg and Melling) shall cause and effect the redemption of the Redeemed Shares hereunder.

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller hereby represents and warrants to the Purchaser as follows:

         4.1 Corporate Organization and Status. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct and operate its business as heretofore and now being conducted.

         4.2 Qualification. Schedule 4.2 sets forth a list of jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in all states or jurisdictions in which the nature of its business as presently operated by it or the character of the property owned or leased by it makes such qualification or authorization necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have an effect which is materially adverse to the business, assets or financial condition of the Company taken as a whole. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an effect which is materially adverse to the business, assets, or financial condition of the Company taken as a whole.

         4.3 Authority to Execute and Perform Agreement; Authorization; Binding Effect; No Breach. The Seller has the corporate power and all authority and approvals required to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder has been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes, and each of the other agreements to be executed and delivered hereunder by the Seller, when executed and delivered by the Seller will constitute, the legal, valid and binding obligation of the Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, arrangement, fraudulent transfer or conveyance, moratorium, reorganization, insolvency and other similar laws and to equitable principles affecting enforcement of the rights of creditors generally. Except as otherwise set forth in this Agreement or any schedule hereto, no approval or consent of any other person is required in connection with the execution and delivery by the Seller of this Agreement and the consummation and performance by the Seller of the transactions contemplated hereby, except for such consents and approvals which will have to be obtained prior to the Closing, a list of which is set forth on Schedule 4.3 hereto. Except as specifically set forth on Schedule 4.3 hereto, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller will not W violate any provision of the Articles of Incorporation or By-laws of the Seller or the Company, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or agreement to which the Seller or the Company is a party or by or to which the Seller or the Company or their respective assets or properties may be bound or subject, (iii) violate any material order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which the Seller or the Company, or the assets or properties of the Seller or the Company are bound, (iv) violate any statute, law or regulation, or (v) violate or cause any revocation of or limitation on any Permit (as hereinafter defined) (x) which is necessary and material to the lawful conduct of the Company's business or (y) the violation, revocation or limitation of which would have a Material Adverse Effect.

         4.4  Authorized and Issues Capital; Options and Warrants.

              (a) The Company's authorized capital consists of 10,000 shares of Class A Voting Common Stock, par value $1.00 per share, of which one (1) is issued and outstanding on the date hereof, and 10,000 shares of Class B Non-voting Common Stock, par value $1.00 per share, of which ninety-nine (99) shares are issued and outstanding on the date hereof.

              (b) All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in conformity with all laws. There are no preemptive rights with respect to the Shares.

              (c) Except as set forth on Schedule 4.4, the Company has not issued any securities, including but not limited to warrants or options, exercisable for or convertible into equity securities of the Company, nor is it bound by contract to issue any equity securities.

         4.5 Title. The execution by Seller in accordance with the provisions of this Agreement of the certificates evidencing the Shares or stock powers in respect thereof and the delivery of such certificates and stock powers to Purchaser and the Company will vest in the Purchaser and the Company good title to the Shares, free and clear of all liens and encumbrances.

         4.6 Financial Statements.

              (a) The Seller has heretofore delivered to Purchaser copies of the Company's unaudited financial statements at October 31, 1999, October 25, 1998 and October 26, 1997, which were prepared for and included in the Seller's audited financial statements and the Company's unaudited financial statements at September 24, 2000 (collectively, the "Company's Financial Statements"), copies of which are attached hereto as Schedule 4.6. The Company's Financial Statements
(a) have been prepared and presented in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and with prior periods (except as otherwise noted therein), except that the Financial Statements do not contain footnote disclosures which would be required by GAAP (provided, however, that such footnote disclosures would not, if given, have a Material Adverse Effect on the Financial Statements) , (b) were prepared from the books and records of the Company, which books and records are complete and correct in all material respects and fairly reflect all material transactions of the Company's business, and (c) present fairly the financial condition and the results of operations of the Company as of the dates thereof and for the periods indicated. Since October 26, 1997, there have been no changes in the accounting methods of the Company other than changes in the ordinary course of business.

              (b) As of the date of Closing, the accounts receivable plus cash plus inventory less accounts payable ("Working Capital") of the Company shall not be less than $3,000,000.00 or the Working Capital of the Company as of September 24, 2000, whichever is greater. As of the date of Closing, the total liabilities of the Company (after giving effect to the Closing and except for the liabilities associated with that Department of Commerce Industrial Revenue Bond dated August 1, 1998 in the original amount of $5,000,000.00 ("IRB") and except for indebtedness to EPC, Melling Tool, and to Bank One created or incurred in connection with the transactions contemplated hereby) shall not be more than $500,000.00. Notwithstanding anything to the contrary herein, the exclusive remedy for a breach of this representation shall be an adjustment of the Purchase Price under Paragraph 2.1(d).

         4.7 No Material Adverse Effect. Since October 31, 1999, there has been no Material Adverse Effect.

         4.8 Compliance with Laws. The Company has complied in all material respects with all applicable federal, state and local laws, regulations and ordinances or all mandatory requirements of any governmental body, court or arbitrator applicable to it or its assets or properties, except where a failure so to comply would not have a Material Adverse Effect. Schedule 4.8 sets forth a list of all permits, certificates of occupancy, licenses and other authorizations and approvals of any federal, state or local governmental or regulatory bodies necessary for and material to the conduct of the Company's business or for the use and occupancy of the assets and properties of the Company as heretofore conducted in the ordinary course (collectively, "Permits"). All such Permits are in full force and effect and there are no proceedings pending or threatened, to the knowledge of Seller, which would result in the revocation or cancellation of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation or cancellation. The Company is in compliance with all Permits except where the failure so to be in compliance would not have a Material Adverse Effect.

         4.9 Litigation. Except as set forth on Schedule 4.9 hereto, there is no material action, suit, claim, arbitration or other legal or administrative proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Seller threatened, against the Company or with respect to the Company's business. Except as described on Schedule 4.9, there is not outstanding any order, writ, injunction, decree or judgment of any court, governmental or regulatory body or arbitration tribunal to which the Company is party which would have a Material Adverse Effect.

         4.10 Real Property.

              (a) Schedule 4.10 hereto sets forth a complete listing and description of all real property owned by the Company (the "Real Property"). The Company does not lease (as lessor or lessee) any real property.

              (b) Except as set forth on Schedule 4.10 or the Company's Financial Statements, the Company holds title to all Real Property, subject to no liens or other encumbrances.

              (c) There are no actions, suits or proceedings pending or, to the knowledge of the Seller threatened, to condemn all or any material portion of any of the Real Property pursuant to a power of eminent domain or similar governmental authority. There are no laws, statutes or ordinances or building or use restrictions or zoning laws applicable to any Real Property which prohibit or impair, in any material respect, the uses presently being made thereof by the Company. Schedule 4.8 sets forth all of the Permits required for the use and occupancy of each item of Real Property. The Company is not a party to any contract or agreement with any governmental or regulatory body or taxing authority the subject matter of which concerns the abatement of any taxes or assessments on any Real Property or any amounts due in lieu of any taxes or assessments on any Real Property. No assessment for public improvements, such as sewer and water lines and mains, streets, sidewalks and curbs, has been made against any of the Real Property which remains unpaid. No public improvement with respect to any Real Property has been ordered to be made which has not been heretofore completed, and the costs therefore assessed and paid. The assessed valuation and real estate taxes in respect of the Real Property are as set forth on Schedule 4.10 hereto. There are no tax abatements or exemptions affecting the Real Property.

              (d) The Real Property is supplied with utilities (including water, sewage disposal, electricity, gas and telephone) and other services reasonably necessary for the operations presently conducted at such Real Property (as currently being operated) and there is no existing condition which, to the knowledge of the Seller, would result in the termination of the present access by the Real Property to such utility services.

              (e) The improvements constructed on the Real Property are presently in operating condition (on an overall basis) subject to ordinary wear and tear and are reasonably sufficient for the operation of the business as presently being conducted.

         4.11 Inventory. The inventory shown on the Company's Financial Statements consists of items of a quantity, quality, condition and kind saleable in the ordinary course of the Company's business at the full value thereof reflected in the Company's Financial Statements. The value of all obsolete materials and finished goods in the inventory shown on the Company's Financial Statements has been written down to net realizable value or adequate reserves have been provided therefor, and the values at which inventories are carried on the Company's Financial Statements, unless otherwise indicated, reflect the normal inventory valuation procedures of the Company of stating inventories at the lower of cost or market.

         4.12 Accounts Receivable. The accounts receivable (other than Mexican Affiliate receivables referred to in Section 7.2) reflected in the Company's Financial Statements arose from arms, length transactions in the ordinary course of the Company's business. The accounts receivable are subject to no defenses, counterclaims, or rights of set off and, provided that the Company uses the same collections methods and procedures as it has used during the 12 month period prior to the Closing, the accounts receivable are fully collectible in the ordinary course of business within 120 days after the invoice date, except to the extent of the reserve for uncollectible accounts as set forth in the Financial Statements.

         4.13 Contracts and Other Agreements. Schedule 4.13 sets forth all of the following contracts and other agreements (other than the Leases) to which the Company is a party or by which the Company or its assets are bound or subject and which involve more than $10,000.00: (i) contracts and other agreements with any labor union or association representing employees; (ii) contracts not entered into in the ordinary course of business; (iii) contracts and other agreements for the sale of any of assets or the Company's properties (other than contracts and other agreements for the sale of inventory in the ordinary course of business) or for the grant to any person of any preferential rights to purchase any assets or properties; (iv) joint venture and partnership agreements; (v) contracts or other agreements under which the Company has agreed to indemnify any party or to share any liability of any party including, without limitation, liability with respect to taxes, other than contracts and other agreements regarding the sale of goods in the ordinary course of business; (vi) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (vii) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any person in any geographical area; (viii) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person; (ix) options for the sale or purchase of any stock, note or other security; (x) contracts and other agreements requiring the payment to any person of a royalty, override or similar commission; (xi) contracts and other agreements relating to the borrowing of money or the incurrence of indebtedness; (xii) guarantees, performance or completion bonds and surety agreements; (xiii) contracts of agency, representation, distribution or franchise; (xiv) contracts for the employment for any period of time whatsoever, or restricting the employment, of any salaried employee; and (xv) contracts and other agreements with a term longer than one (1) year. There have been delivered to the Purchaser copies of all of the contracts and other agreements set forth on Schedule 4.13 or, if unwritten, accurate summaries of all of the material terms thereof, and there are no other material terms of such contracts or other agreements except as set forth on such copies and/or summaries. Except as disclosed on Schedule 4.13 all of such contracts and other agreements are valid, in full force and effect and binding upon the Company in accordance with their terms; and the Company is not in material default under any of them. Except as separately identified on Schedule 4.13, no approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule 4.13 continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         4.14 Trade Secrets, Patents, Trademarks, Etc. Except as set forth on
Schedule 4.14, all trade secrets, computer software, patents, patent applications, registered copyrights, trade names, trademarks, trademark applications, service marks, distributorships and franchises (collectively, the "Rights,,) owned or licensed by or to Company necessary and material to the Company's business in the ordinary course as heretofore conducted are listed and described on Schedule 4.14. Except as set forth on Schedule 4.14, the Company. owns or possesses adequate rights to use the foregoing. The Company has taken all necessary action to maintain the continued validity of the Rights set forth on Schedule 4.14. Except as set forth in Schedule 4.14, the Company has not granted any outstanding licenses or other rights to any patent, registered copyright, trademark, service mark or trade name listed on Schedule 4.14 hereto, nor is Company under any binding obligation to grant the same. To the knowledge of the Seller, the Company has not infringed and is not infringing upon the intellectual property rights of any other person, and neither the Seller nor the Company has received any claim alleging any infringement upon the intellectual property rights of any other person which claim has not heretofore been resolved. To the knowledge of the Seller, no third party has infringed upon or violated any intellectual property rights of the Company.

         4.15 Personal Property. Except as set forth on Schedule 4.15, the Company has good title to all personal property owned by it, including but not limited to the personal property reflected in the Company's Financial Statements and on Schedule 4.15, free and clear of all liens and encumbrances. Except as set forth on Schedule 4.15, the Company's personal property, on an overall basis, is in reasonably satisfactory condition and is reasonably sufficient for the operations of the Company as heretofore conducted in the ordinary course.

         4.16 Liabilities. As of the date hereof and the date of the Closing, the Company has no outstanding indebtedness or liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), except for: (i) liabilities set forth on the Company's Financial Statements, and (ii) liabilities which have arisen after the dates of the Company's Financial Statements in the ordinary course of business.

         4.17 Suppliers and Customers. The Seller has no knowledge that any supplier or customer of the Company currently intends, or intends if the transactions hereby contemplated are consummated, to cancel or otherwise modify its relationship with the Company or to decrease materially its services, supplies or materials provided to the Company or its usage or purchase of the services or products of the Company's business, such that, as a result thereof, there would be a Material Adverse Effect.

         4.18 Employee Benefit Plans. Schedule 4.18 contains a list of any of the following which relate to or cover any employees of the Company or their beneficiaries: (i) "employee pension benefit plans", "employment benefit plans" and "employee welfare benefit plans", as defined, respectively, in Section 3(2), 3(3) and 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including "multiemployer plans" as defined in Section 3(37) of ERISA, and (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan, policy or program which the Company or any subsidiary, affiliate or any other entity which is a member of a controlled group (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(n) of the Internal Revenue Code of 1986, as amended (the "Code")) including the Company operates or maintains or to which the Company has any obligation to contribute (the "Plans"). The Seller has delivered or made available to the Purchaser copies of all documents embodying or relating to any Plan.

              (a) The Company maintains no other employee pension benefit plan as defined in ERISA Section 3(2) for the benefit of employees of the Company's business. The Company maintains no other welfare benefit plan for former employees.

              (b) With respect to each Plan, such Plan is in substantial compliance with all applicable provisions of ERISA, the Code and any other applicable law; no termination, partial termination or reportable event has occurred and no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than normal premiums and fees due the PBGC); no accumulated funding deficiency within the meaning of ERISA Section 302 and
Section 412 of the Code has been incurred, and no such accumulated funding deficiency has been waived by the PBGC; and all contributions or premiums required to be made to such Plan or the PBGC have been made.

              (c) The Company is not obligated to contribute to any multiemployer plan as defined in ERISA Section 3(37) in which any employee of the Company's business is a participant. The Company has not ever completely or partially withdrawn (within the meaning of the Multiemployer Pension Plan Amendments Act of 1980 ("MPPAA")) from any multiemployer plan.

              (d) Neither the Company nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and ERISA Section 3, respectively) has engaged in any "prohibited transaction" as such term is defined in Section 4975 of the Code or ERISA Section 406, which would subject any of the Plans (or their related trusts) , the Company or any officer, director, employee or shareholder of the Company or any trustee, administrator or any other fiduciary of any of the Plans to any material tax or penalty, including those imposed under Section 4975 of the Code or ERISA Section 502(e), with respect to the employees of the Company.

              (e) There are no material actions, audits, suits or claims pending or, to the knowledge of the Seller threatened, against the Company with respect to any Plan or any of the Plans.

              (f) The parties acknowledge and agree that all of the Plans shall be terminated as of the Closing, including medical and dental plans, 401(k) plan, Short Term Disability, Long Term Disability, Group Life Insurance and Accidental Death and Disability, Flexible Spending Accounts, and Voluntary Supplemental Life Insurance.

         4.19 Employee Relations. Except as set forth on Schedule 4.19, the Company is not a party to any union, collective bargaining or similar agreement with respect to employees of the Company's business, nor to the knowledge of the Seller is there currently any organizing drive or campaign on behalf of any union or other employees, association. The Company's business has not at any time during the last three years had a strike, work stoppage or work slowdown relating to the Company's business. Schedule 4.19 sets forth the names and current annual salary rates or current hourly wage rates for all present employees of the Company whose annualized cash compensation for the current fiscal year exceeds $40,000 or who have a contract of employment not terminable "at will." Schedule 4.19 also contains copies of the employment contracts of those employees of the Company who are not terminable "at will". To the knowledge of the Company, no executive or key employee or significant group of employees plan to terminate employment with the Company as a consequence of the transaction contemplates by this Agreement.

         4.20 Products. There are no orders or decrees of any court or governmental or regulatory body by which the Company is bound and, to the knowledge of the Seller, no citations or decisions against the Company by any governmental or regulatory body that any product manufactured, marketed or distributed by the Company ("Product") is defective or fails to meet any safety standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any Product within the last three (3) years.

         4.21 Absence of Changes. Since September 24, 2000, except as set forth on Schedule 4.21 hereto, the Company has not:

              (a) mortgaged, pledged or subjected to any lien or other encumbrance any of its assets;

              (b) acquired or disposed of any material assets or properties except in the ordinary course of business;

              (c) except in the ordinary course of business, forgiven or canceled without consideration any material debts;

              (d) canceled, terminated or amended any material agreement relating to the conduct of the Company's business, except in the ordinary course;

              (e) incurred or assumed any material debt or material liability, except in the ordinary course of business;

              (f) except in the ordinary course of business, made or given any wage or salary increase or bonus, or increase in any other direct or any indirect compensation or any severance or termination pay, for or to any of the directors, officers or employees of the Company;

              (g) entered into, amended or terminated any employment agreement except in the ordinary course of business, or any agreement with any labor union or association representing any employee or adopted or entered into any Plan;

              (h) entered into any lease (as lessor or lessee);

              (i) except in the ordinary course of business, sold, abandoned or made any disposition of any of its material assets or properties;

              (j) except in accordance with their terms or in the ordinary course of business, terminated any contract or other agreement set forth on
Schedule 4.13.

         4.22 Absence of Certain Commercial Practices. The Company has not, directly or indirectly, given or agreed to give any unlawful gift or similar benefit to any customer, supplier, governmental employee, employee or official of a domestic or foreign government or political party or any other person who is or may be in a position to help or hinder or assist the Company in connection with any actual or proposed transaction, nor does it maintain any unaccounted fund for such purpose.

         4.23 Insurance. Schedule 4.23 sets forth a list and description of all insurance policies or binders of insurance or programs of self-insurance which insure the Company and relate to the Company's business. No notice of cancellation or nonrenewal with respect to, or disallowance of any material pending claim under, any such policy or binder has been received by Company. The parties acknowledge and agree that all such coverages shall terminate at Closing.

         4.24 Taxes. Except as set forth on Schedule 4.24, the Company has filed or caused to be filed all federal, state, municipal and other tax returns required to be filed by it and all such tax returns are true, correct and complete in all material respects, and the Company has paid all taxes which have become due and payable by it (whether reflected on said tax returns or otherwise). The Company has delivered to the Purchaser complete and accurate copies of the Company's federal and state tax returns for the fiscal years 1997, 1998, and 1999. Except as set forth on Schedule 4.24, the Company does not have any liability for taxes in excess of the amounts paid or reserves established, and no deficiencies for taxes have been claimed, proposed, or assessed by any taxing authority against the Company or any affiliated group of which the Company is now or has been a member. There are no pending, or to the knowledge of the Company, threatened audits, investigations, or claims for or relating to additional liability in respect of taxes, and there are no matters under discussion with any governmental authorities with respect to taxes that may result in a material additional liability for taxes. There have been no audits of federal, state, or local returns for taxes by the relevant tax authorities for any period, and neither the Company nor any affiliated group of which the Company is now or has been a member has been notified that any taxing authority intends to audit a return for any period. There are no liens for taxes on any assets or property of the Company. Except as set forth on Schedule 4.24, the Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code. The Company has complied with all applicable laws, rules, and regulations relating to the withholding and payment of taxes and has timely withheld and paid to the proper governmental authorities all amounts required to have been withheld and paid in connection with the amounts paid and owing to any employee, independent contractor, creditor, or shareholder. Except as set forth on Schedule 4.24, since January 1, 1994, the Company has paid on a timely basis, without penalty, all quarterly estimated state and federal tax payments through the date of Closing and has provided copies of such payments to Purchaser.

         4.25 Environmental Matters. "Environmental Law" means any federal, state or local statute, act, law, rule, regulation, ordinance or other legal requirement relating to pollution, protection of public health, safety, welfare or the environment including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Hazardous Substance" means any pollutant, contaminant, industrial, toxic, hazardous or noxious substance, waste material or byproduct the emission, discharge, release, use, storage, disposal, transport or handling of which is regulated by any federal, state or local law or governmental authority including, without limitation, (a) any petroleum, petroleum byproduct, petroleum compound (refined or crude), flammable substance, explosive, radioactive material, and any other material, pollutant or contaminant which poses or may pose a hazard to any real or personal property or to any person or protected animal or cause any real property to be in violation of any Environmental Law,
(b) asbestos or any asbestos containing material of any kind or character, (c) polychlorinated biphenyls regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et sea., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et sec., (e) any "pesticide" as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et sea., (f) any "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et sea., (g) any "hazardous substance" within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et sec., (h) any "hazardous waste" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and W any "extremely hazardous substances" within the meaning of the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et sea.

         Except as set forth on Schedule 4.25:

              (a) The Company has conducted its business at all times since October 31, 1994 in compliance in all respects with all Environmental Laws and is in compliance in all material respects with all Permits required under the Environmental Laws for the conduct of the Company's business or the occupancy of the Real Property. Except as set forth on Schedule 4.25, no condition exists at any of the Real Property which constitutes a material violation of any Environmental Law (each such matter being referred to as an "Environmental Deficiency");

              (b) There is not presently pending or, to the knowledge of the Seller threatened, any civil or governmental suit, action, proceeding, claim or investigation against the Company relating to (i) any violation by the Company of any Environmental Law, or (ii) any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposal of a Hazardous Substance into the environment, or the abandonment or discarding of barrels, containers, or other closed receptacles containing a Hazardous Substance by the Company;

              (c) Except as disclosed on Schedule 4.25, there are no underground storage tanks located on any of the Real Property, and all underground storage tanks located on any of the Real Property (whether or not identified on Schedule 4.25) comply in all respects with all Environmental Laws relating to the use and condition thereof; and

              (d) The Seller has provided to the Purchaser copies of all studies, reports, assessments, investigations, surveys and other materials in the Company's possession or control relating to (i) the occurrence of any discharge, release or presence of any Hazardous Substance on or affecting any of the Real Property, (ii) the existence of any circumstance or condition at any of the Real Property which would result in the violation of any Environmental Law, and (iii) any other physical condition of any of the Real Property giving rise to any claim under any Environmental Law. Schedule 4.25 identifies all such studies, reports, assessments, investigations, surveys and other materials which the Company has provided to Purchaser.

         4.26 Operation in Ordinary Course. Since January 1, 1998, the business of the Company has been operated only in the ordinary course of business, and will continue to be operated in such matter until the Closing.

         4.27 Transactions with Affiliates. Except as set forth in Schedule 4.27, no individuals who are affiliates of the Company (or any family member thereof) is an officer, director, employee, consultant, competitor, customer, distributor, supplier, or vendor of, or is a party to any contractual obligation with, the Company other than employment contracts and employee benefit plans. Except as set forth in Schedule 4.27, there are no intellectual property rights or proprietary or confidential information that any such affiliate (other than the Company and/or the Seller) owns or otherwise has the right to use which are necessary to the conduct of the business of the Company.

         4.28 Accounts; Funds. Schedule 4.28 identifies all bank accounts of the Company as well as the names of those persons authorized to sign checks and perform other functions relating to such accounts.

         4.29 Subsidiaries. Except as set forth on Schedule 4.29, the Company has no subsidiaries or any direct or indirect stock or equity or ownership interests (whether controlling or not) in any corporation, limited liability company, association, partnership, limited partnership, joint venture, or other entity. The Company has beneficial ownership of 164,000 shares of the capital stock of Panamericana de Acciones, S.A. de C.V. ("Panamericana") free and clear of any encumbrances. Panamericana has beneficial ownership of 99.9% of the capital stock of Dura-Bond de Mexico, S.A. de C.V. ("Dura-Bond de Mexico")
Schedule 4.29 identifies the number of outstanding shares of capital stock of Panamericana and Dura-Bond de Mexico and the owners of all such shares, as well as any agreement between the shareholders with respect to the stock of Panamericana and Dura-Bond de Mexico and any other agreements, options, or warrants with respect to the capital stock of such subsidiary. Schedule 4.29 also sets forth a list of any contracts, agreement, or loans between Panamericana and DuraBond de Mexico and the Company, or summaries thereof if such agreements are not in writing. No party is in breach or default of any such contracts or agreements.

         4.30 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The copies of the stock book records of the Company heretofore delivered to Purchaser are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company through and including the date hereof. The Company has not engaged in any material transaction or maintained any bank account except for transactions and bank accounts which have been and are reflected in the normally maintained books and records of the Company.

         4.31 Material Misstatements or Omissions. No representation or warranty in this Section 4 (including any disclosure schedule or exhibit hereto) or in any other transaction document, certificate, or other document delivered to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact.

         4.32 Representations and Warranties. The representations and warranties of the Seller contained in this Section 4 are and shall be on the Closing Date, true and correct in all material respects with the same force and effect as though such representations and warranties were made on the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser, EPC, and Melling Tool, jointly and severally, represent and warrant to the Seller as follows:

         5.1 Due Incorporation. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to own, lease and operate its assets and properties, and to conduct and operate its business as heretofore and now being conducted.

         5.2 Qualification of the Purchaser. The Purchaser is duly qualified or licensed to do business and is in good standing in all states or jurisdictions in which the nature of its business as presently operated by it or the character of the property owned or leased by it makes such qualification or authorization necessary, except in such jurisdiction where the failure to be so qualified or licensed and in good standing would not have an effect which is materially averse to the business, assets or financial condition of the Purchaser.

         5.3 Corporate Power of the Purchaser; Authorization; Binding Effect; No Conflict. The Purchaser has the corporate power and all authority and approvals required to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder has been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements to be executed and delivered hereunder by the Purchaser, when executed and delivered by the Purchaser will constitute, the legal, valid and binding obligation of the Purchaser enforceable in accordance with their respective terms, subject to applicable bankruptcy, arrangement, moratorium, reorganization, insolvency and other similar laws and to equitable principles affecting enforcement of the rights of creditors generally. No approval or consent of any other person is required in connection with the execution and delivery by the Purchaser of this Agreement and the consummation and performance by the Purchaser of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser will not (i) violate any provision of the Articles of Organization of the Purchaser; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or agreement to which the Purchaser is a party or by or to which the Purchaser or any of its assets or properties may be bound or subject;
(iii) violate any material order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which the Purchaser or its properties or business is bound; or (iv) violate any statute, law or regulation which is material to the Purchaser or to its properties or business.

         5.4 Concerning the Shares. The Purchaser is acquiring the Purchased Share for its own account for investment and not with any view to the resale or public distribution thereof. The Purchaser understands that the Shares have not been registered under the Securities Act or any applicable state securities or blue sky law and may not be resold or otherwise transferred without registration thereunder, unless an exemption from the registration requirements of the Securities Act and such state laws is available.

         5.5 Representations and Warranties. The representations and warranties of the Purchaser contained in this Section 5 are and shall be on the Closing Date, true and correct in all material respects with the same force and effect as though such representations and warranties were made on the Closing Date.

         5.6 Capital Structure. As of the Closing, the Company has been capitalized with a term loan from Bank One in the amount of $3,420,000. The difference between: (i) the amounts paid at Closing by the Company and the Purchaser under Section 2.2, and (ii) $3,420,000, is comprised of a combination of subordinated debt and equity capital. After giving effect to the transactions contemplated hereby, the Company will be solvent as of the Closing (meaning that: (i) the Company's assets (at an appraised fair valuation) will exceed its liabilities, and (ii) the Company will be able to pay its debts as they come due).

6.       COVENANTS OF THE SELLER.

         6.1 Continuance of Business. From the date hereof through the Closing Date, the Seller agrees that it will cause the Company, unless otherwise consented to in writing by the Purchaser to:

              (a) carry on the Company's business in, and only in, the regular and ordinary course in substantially the same manner as heretofore carried on; and exercise its reasonable efforts to preserve intact its present business organization, to keep available the services of its present employees, to preserve its relationships with customers, suppliers and others having business dealings with it to the end that the Seller's business shall be conducted on substantially the same basis at the Closing Date as at the date hereof;

              (b) maintain the Real Property and the tangible Personal Property of the Company's business in the same condition as exists on the date hereof, except for depreciation, obsolescence and ordinary wear and tear;

              (c) keep in full force and effect insurance at least equal to that carried by the Company or with respect to the Company's business on the date hereof;

              (d) perform in all material respects all of its obligations under all understandings, agreements, contracts and instruments relating to the Company's business;

              (e) maintain books of account and business records of the Company in the usual, regular and ordinary manner;

              (f) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to it or to the conduct of the Company's business;

              (g) do or cause to be done all things reasonably necessary to ensure that the Seller's representations and warranties will be true and correct in all material respects at the Closing Date as though made on the Closing Date; and

              (h) promptly advise the Purchaser in writing of (i) any material adverse change in the Company's financial condition, assets, operations or business; (ii) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, or constitute the failure of any condition to the obligations of the Seller, (iii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

         6.2 Access to Information. Prior to the Closing Date, the Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, business and operations of the Company and such examination of the books, records and financial condition of the Company's business as the Purchaser deems desirable. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller and the officers and employees of the Company shall cooperate fully therein. In order that the Purchaser may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company's business, the Seller shall furnish the Purchaser and its representative with all such information and copies of such documents concerning the Company's affairs as the Purchaser or its representatives may reasonably request, and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Purchaser and its representatives in connection with such review and examination.

         6.3 Confidentiality; Consultation Regarding Disclosure. The Seller shall not issue, disclose or make any statement, public report or press release regarding the existence or content of this Agreement or the transactions contemplated hereby, except as may be required under the federal securities laws or the rules and regulations thereunder. In preparing any public announcement pursuant to the foregoing, the Seller shall notify and consult with the Purchaser.

         6.4 Computer Support. The Seller agrees to provide computer services and support to the Company through April 30, 2001 without any charge to the Company except the cost of the direct phone line between the Company and the Seller. Such computer service and support shall consist of the same level of service and support provided to the Company prior to the Closing.

7.       COVENANTS OF THE PURCHASER.

         7.1 Confidentiality; Consultation Regarding Disclosure. The Purchaser shall not issue, disclose or make any statement, public report or press release regarding the existence or content of this or the transactions contemplated hereby, except: (i) to its professional advisors who have a need to know such information, (ii) with the consent of the Seller, or (iii) as required by applicable laws or regulations. Notwithstanding the foregoing, after the Closing, the Purchaser may publicly disclose or announce the fact that the Purchaser has acquired the Company, without disclosing or announcing the terms of this Agreement.

         7.2 Mexican Affiliate Receivable. Purchaser understands and acknowledges that the Company was owed approximately $300,000 as of September 24, 2000 from Panamericana/Dura-Bond de Mexico. Purchaser covenants and agrees that it shall pay to Seller fifty percent (50%) of any sums collected within the thirty-six (36) month period following the Closing Date from Panamericana/Dura-Bond de Mexico on account of obligations outstanding on or prior to the Closing Date, any such payment to be made within five (5) business days following receipt of any such payment by the Company or Purchaser.

         7.3 Stay Bonuses. The Purchaser acknowledges that certain employees of the Company are entitled to receive "stay bonuses" to be paid within thirty (30) days after the Closing. Such payments shall not be deducted in computing EBITDA under Section 2.1 above. The Purchaser agrees, therefore, to cause the Company to pay the following sums to the following persons on or before the date thirty
(30) days following the Closing:

                  Chuck Barnett            $69,142
                  Doug Valerius            $25,337
                  Jim Hodges               $16,496
                  Bob McBroom              $18,253

         Provided that the Purchaser complies with its obligations under this
Section 7.3, the Seller agrees to indemnify the Purchaser for any claims arising out of any "stay" payments or "stay" bonuses which the Company owes to any employee (over and above the employee's normal compensation) as a result of such employee having continued his employment with the Company through the Closing Date.

8. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser hereunder are, at the option of the Purchaser, subject to the satisfaction on or prior to the Closing Date of the following conditions:

         8.1 Legal Proceedings. All actions and legal proceedings in connection with the transactions contemplated hereby and all documents and other papers required to be delivered by the Seller to the Purchaser hereunder and all other related matters shall have been approved by the Purchaser and its counsel in their sole discretion and the Seller shall have delivered to the Purchaser certificates of its appropriate officers, dated as of the Closing Date, as to the resolutions adopted by the board of directors of the Seller duly authorizing the execution, delivery and performance of this Agreement and the execution and delivery of all instruments and documents contemplated hereby.

         8.2 Representations and Warranties on Closing Date. Except as set forth in the Schedules hereto and except for changes between the date of this Agreement and the Closing Date set forth on updated Schedules from time to time delivered by Seller to the Purchaser prior to the Closing, all representations and warranties of the Seller made in this Agreement or in any document or certificate delivered by the Seller to the Purchaser pursuant hereto shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties were made on the Closing Date.

         8.3 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or prior to the Closing Date shall have been complied with and performed in all material respects.

         8.4 Consents, Approvals, Etc. All consents, Permits, approvals, authorizations or orders of any court or governmental authority or regulatory body necessary for the lawful consummation of the transactions contemplated hereby shall have been obtained; all consents, Permits and approvals from parties to contracts and other agreements with respect to the Company's business, and any other material consent, Permit or approval that may be required in connection with the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or the continuance of such contracts, Permits or other agreements after the Closing shall have been obtained.

         8.5 No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

         8.6 Litigation. No action, suit or proceeding shall have been instituted, by or before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain the consummation of the transactions contemplated hereby, or to modify in any material respect the terms hereof or the manner in which the Company conducts its businesses, or to seek damages or a discovery order in connection with such transactions.

         8.7 Opinion of Counsel. The Purchaser shall have received an opinion of Montgomery, McCraken, Walker & Rhoads, LLP, the Seller's counsel, in the form of
Schedule 8.7 hereto.

         8.8 Certain Financial Matters. As of the Closing Date:

              (a) the inter-company debt owned by the Company to Seller shall have been eliminated in a manner that does not generate taxable income to the Company;

              (b) Working Capital will be not less than the greater of $3,000,000 or the Working Capital of the Company as of September 24, 2000;

              (c) the total liabilities of the Company (after giving effect to the Closing and except for liabilities associated with industrial revenue bond financing, the Stay Bonuses and except for indebtedness to EPC, Melling Tool, and to Bank One created or incurred in connection with the transactions contemplated hereby) will be not more than $500,000; and

              (d) the only liabilities of the Company as would be required to be reflected in its financial statements as at the Closing Date will be current liabilities and accruals arising in the ordinary course of business and indebtedness and liabilities associated with industrial revenue bond financing.

         8.9 Environmental Audit. Purchaser shall have received a satisfactory environmental audit (including a baseline environmental assessment if deemed necessary) of the real estate owned by the Company.

         8.10 Employment Contracts. Purchaser shall have negotiated employment contracts with Chuck Barnett, Doug Valerius, Bob McBroom, and Jim Hodges in form and substance satisfactory to Purchaser.

         8.11 Opinion of Bond Counsel. Purchaser shall have received an opinion of counsel from attorneys of its choice that the rights and obligations of the Company in respect of the industrial revenue bond financing dated August 1, 1988 relating to its Carson City, Nevada facility shall not be adversely affected by the transaction contemplated by this Agreement.

         8.12 Due Diligence. The Purchaser shall be satisfied, in its sole discretion, with all of the Purchaser's due diligence.

9. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS. The obligations of the Seller hereunder are, at the option of the Seller, subject to the satisfaction on or prior to the Closing Date of the following conditions:

         9.1 Legal Proceedings. All actions and legal proceedings in connection with the transactions contemplated hereby and all documents and other papers required to be delivered by the Purchaser to the Seller hereunder and all other related matters shall have been approved by the Seller and its counsel in their sole discretion and the Purchaser shall have delivered to the Seller certificates of its appropriate officers, dated as of the Closing Date, as to the resolutions adopted by the board of directors or members, as appropriate, of the Purchaser duly authorizing the execution, delivery and performance of this Agreement and the execution and delivery of all instruments and documents contemplated hereby.

         9.2 Representations and Warranties on Closing Date. Except as set forth in the Schedules hereto and except for changes between the date of this Agreement and the Closing Date, all representations and warranties of the Purchaser contained in this Agreement or in any document or certificate delivered by the Purchaser to the Seller pursuant hereto shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties were made on the Closing Date.

         9.3 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects.

         9.4 Litigation. No action, suit or proceeding shall have been instituted by or before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain the consummation of the transaction contemplated hereby, or modify in any material respect the terms hereof or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

         9.5 Opinion of Counsel. The Seller shall have received an opinion of Varnum, Riddering, Schmidt & Howlett LLP, the Purchaser's counsel, in the form of Schedule 9.5 hereto.

         9.6 No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

         9.7 Certain Financial Matters. As of the Closing Date:

              (a) the inter-company debt owned by the Company to Seller shall have been eliminated in a manner that does not generate taxable income to the Company;

              (b) the Working Capital of the Company will be not less than the greater of $3,000,000 or the Working Capital of the Company as of September 24,2000 interim financial statements adjusted for changes in the ordinary course of business through the Company's fiscal year end;

              (c) the total liabilities of the Company (exclusive of liabilities associated with the IRB financing) will be not more than the lesser of $500,000 or the liabilities (exclusive of liabilities associated with the IRB financing) of the Company as of September 24, 2000 and

              (d) the only liabilities of the Company as would be required to be reflected in its financial statements as at the Closing Date will be current liabilities and accruals arising in the ordinary course of business and indebtedness and liabilities associated with industrial revenue bond financing.

10. ACTIONS TO BE TAKEN AT THE CLOSING. The following actions shall be taken at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         10.1 Delivery of Shares. The Seller shall deliver to the Purchaser and the Company certificates, duly executed by its president and attested by its secretary or accompanied by stock powers so executed, for the Shares, sufficient to vest in Purchaser and the Company good title to the Shares as required by this Agreement, and any approvals and consents required to be delivered pursuant to the terms of this Agreement.

         10.2 Payment for Shares. The Purchaser and the Company shall deliver to the Seller and the Escrow Agent the Purchase Price on the terms set forth in
Section 2.2.

         10.3 Opinions of Counsel. Each of the Seller and Purchaser shall deliver to the other the opinions contemplated by Sections 8.7 and 9.5.

         10.4 Other Documents.

              (a) The parties shall have executed and delivered an escrow agreement in the form attached hereto as Exhibit 10.4(a) and the Escrow Funds (as therein defined) required to be deposited at Closing shall have been so deposited.

              (b) The Company and Charles J. Barnett, Doug Valerius, Bob McBroom, and Jim Hodges shall have entered into employment contracts as contemplated by Section 8.10.

11.      SURVIVAL.

         11.1 Survival of Representations and Warranties; Certain Other Matters. The representation and warranty of the Seller under Section 4.16 and of the Purchaser under Section 5.6 shall survive the execution and delivery hereof and the Closing for 36 months following the Closing, subject to the limitations set forth in Section 12 hereof. All of the other representations and warranties of the Seller and Purchaser contained in this Agreement (as supplemented pursuant to the terms hereof) shall survive the execution and delivery hereof and the Closing for 18 months following the Closing, subject to the limitations set forth in Section 12.2 and Section 12.4 hereof.

         11.2 Non-Competition. For a period of three (3) years from and after the date of this Agreement, the Seller agrees (for itself and for and on behalf of its subsidiaries and controlled affiliates) that it will not directly or indirectly: (i) engage in any activity or business which competes with the business of the Company determined as of the Closing Date within the following geographic territory: North America; (ii) obtain or acquire a direct or indirect financial interest in any business or enterprise that engages in any activity or business which competes with the business of the Company determined as of the Closing Date within the following geographic territory: North America (provided, however, that investments not exceeding a five percent (5%) interest in such an entity shall not be deemed to violate the foregoing restrictions); (iii) knowingly hire or engage or attempt to hire or engage any employee of the Company or encourage any such employee to terminate his or her employment with the Company; or (iv) knowingly solicit or encourage any customer or vendor of the Company to terminate or reduce its commercial relationship with the Company. Additionally, Seller agrees, following the Closing Date, that it shall not use, for commercial purposes, the names "The Landover Company" or "Dura-Bond" or "Dura-Bond Bearing Company" or any confusingly similar name in connection with any venture or commercial activity that would cause confusion among the customers, vendors and suppliers to the Company. If a final judgment of a court of competent jurisdiction determines that any provision of this Section 11.2 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrase, or to replace any invalid or unenforceable term or provision of this
Section 11.2 with a narrower term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The restrictions on Seller contained in this Section 11.2 shall automatically terminate if the Purchaser materially breaches this Agreement, but shall be automatically reinstated if the Purchaser cures such breach.

         11.3 Confidential Information. For a period of five (5) years from and after the date of this Agreement, Seller agrees not to disclose and to hold as confidential, all of the confidential and proprietary information of the Company except for disclosures to the Purchaser, to Seller's professional advisers or as may be required by law, provided, however, that Seller shall not be restricted or limited in respect of any information which is or becomes public through no breach hereof on the part of the Seller or which Seller receives from any third party after the date hereof or which Seller is required by law or legal process to disclosure. In the event that Seller is required in any legal proceeding to disclose any such confidential and proprietary information, Seller shall endeavor to promptly notify the Purchaser so that Purchaser may seek an appropriate protective order.

         11.4 Equitable Relief. The parties acknowledge that damages for breaches of the obligations set forth in Sections 11.2 and 11.3 may be difficult or impossible to calculate. Therefore, the parties agree that the Purchaser shall be entitled to injunctive relief on account of any breach thereof by Seller.

12.      INDEMNIFICATION.

         12.1 Obligation to Indemnify by the Seller. The Seller agrees to indemnify, defend and hold harmless the Purchaser (and its affiliates and their respective shareholders, directors, officers and employees) from and against all claims, suits, actions, causes of action, losses, liabilities, damages, deficiencies, out-of-pocket costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements and other out-of-pocket costs incurred in investigating, settling or defending any of the foregoing or in prosecuting a claim for indemnification hereunder ("Losses"), based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement or in any schedule or agreement delivered or entered into pursuant hereto (without regard to any modifier qualifying a representation or warranty based on materiality or a "Material Adverse Effect"), (ii) any breach of any covenant or agreement of the Seller contained in this Agreement or in any schedule or agreement delivered or entered into pursuant hereto, (iii) any product liability claim in respect of any product sold by the Company prior to the Closing Date, and (iv) any unaccrued Losses arising after the Closing out of those matters disclosed on Schedule 4.9.

         12.2 Limitations on Indemnification by the Seller. The Seller's obligation to indemnify the Purchaser hereunder shall expire and terminate as to claims for which written notice has not been provided to the Seller on or before the date which is eighteen (18) months after the Closing Date; provided, however, that with respect to any claims made for any breach of a representation or warranty contained in paragraph 4.16, the Seller's obligation to indemnify the Purchaser hereunder shall expire and terminate as to claims for which written notice has not been given to the Seller on or before the date which is thirty-six (36) months after the Closing Date. The Seller shall be obligated to indemnify Purchaser only if Purchaser's Losses (as considered without regard to any modifier qualifying a representation based on materiality or on a "Material Adverse Effect") exceed $50,000 in the aggregate, in which event the Purchaser shall be entitled to indemnification in the amount of all such Losses (back to the first dollar of Loss). Notwithstanding the foregoing, in no event shall Seller be liable to the Purchaser under or in respect of this Agreement, including but not limited to Section 12.1 hereof, in an amount or amounts in the aggregate in excess of the cash consideration paid to Seller for the Shares under Section 2.

         12.3 Obligations to Indemnify by the Purchaser. The Purchaser, EPC, and Melling Tool agree, jointly and severally, to indemnify, defend and hold harmless the Seller (and its affiliates and their respective shareholders, directors, officers and employees) from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of the Purchaser contained in this Agreement or in any schedule or agreement delivered or entered into pursuant hereto (without regard to any modifier qualifying a representation or warranty based on materiality or a "Material Adverse Effect"), (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement or in any schedule or agreement delivered or entered into pursuant hereto, (iii) any product liability claims in respect of any product sold by the Company on or after the Closing Date, and (iv) any claims of any present or future creditors of the Company whether or not presently existing as of the Closing Date (including but not limited to claims arising out of or in respect of the capitalization of the Purchaser or the Company as of the Closing).

         12.4 Limitations on Indemnification by the Purchaser. The Purchaser's, EPCIs and Melling Tool's obligation to indemnify the Seller hereunder shall expire and terminate as to claims for which written notice has not been provided to the Seller on or before the date which is eighteen (18) months after the Closing Date; provided, however, that with respect to claims contemplated by
Section 12.3(iv) or f or a breach of a representation or warranty contained in paragraph 5.6, the Purchaser's, EPCIs and Melling Tool's obligation to indemnify hereunder shall expire and terminate as to claims for which written notice has not been given to the Purchaser on or before the date which is thirty-six (36) months after the Closing Date. The Purchaser shall be obligated to indemnify Seller only if Seller's Losses (as considered without regard to any modifier qualifying a representation based on materiality or on a "Material Adverse Effect") exceed $50,000 in the aggregate, in which event the Purchaser shall be entitled to indemnification in the amount of all such Losses (back to the first dollar of Loss). Notwithstanding the foregoing, in no event shall Purchaser be liable to the Seller under or in respect of this Agreement, including but not limited to Section 12.3 hereof, in an amount or amounts in the aggregate in excess of the cash consideration paid to Purchaser for the Shares under Section 2.

         12.5 Procedure. The provisions of this Section 12.5 shall apply in any case where a party suffers or may suffer a Loss based on a claim made or an action commenced by a third party.

              (a) Promptly after receipt by any party hereto (the "Indemnitee") of any written claim, demand for payment or legal process made or served by, for or on behalf of any third party that asserts a liability of the Indemnitee that may result in a Loss (an "Asserted Liability"), and promptly after acquiring actual knowledge of circumstances which, with the lapse of time or the giving of notice or both, are reasonably likely to result in the assertion of an Asserted Liability, the Indemnitee shall give notice thereof (a "Claims Notice") to the escrow agent under the Escrow Agreement and to the party obligated or arguably obligated to provide indemnification pursuant to Sections 12.1 or 12.3 (the "Indemnifying Party") . The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee. Notwithstanding the foregoing, an Indemnitee's failure to give, or delay in giving, a Claims Notice pursuant to this subsection 12.5(a) with respect to an Asserted Liability shall discharge the obligation of an Indemnifying Party hereunder only to the extent that such failure increases the Indemnifying Party's obligation or liability hereunder or otherwise is detrimental to the Indemnifying Party.

              (b) Upon receipt of any Claims Notice, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel (which shall be reasonably acceptable to the Indemnitee), any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability for the account of the Indemnifying Party, subject to a determination that the Indemnifying Party is liable hereunder for such Loss. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their respective own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense and otherwise shall cooperate in good faith in the defense of such claim.

13.      TERMINATION OF AGREEMENT.

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

              (a) at the election of the Purchaser, (a) if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date in all material respects, or (b) if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement or in any document delivered pursuant to this Agreement in any material respect; and

              (b) at the election of the Seller, (a) if any one or more of the conditions to its respective obligations to close has not been fulfilled as of the Closing Date in all material respects, or (b) if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement or in any document delivered pursuant to this Agreement in any material respect.

         13.2 Effect of Termination. The termination of this Agreement in accordance with Section 13.1 shall not affect the rights or remedies of any party hereto against any other party hereto based on any breach of this Agreement existing prior to such termination.

14.      MISCELLANEOUS.

         14.1 Consent to Jurisdiction; Arbitration of Disputes.

              (a) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in federal or state court located in Nevada and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or inconvenient or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the personal jurisdiction of any such court in any such action, suit or proceeding. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law in any jurisdiction.

              (b) Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including without limitation the indemnities provided in Section 12 or the breach thereof, or of any of the representations and warranties in this Agreement, or arising out of or relating to any agreement delivered in connection herewith, the parties agree that such dispute shall be resolved by final binding arbitration in Carson city, Nevada, administered by the American Arbitration Association ("AAA") in accordance with AAA's commercial arbitration rules then in effect or such other procedures as the parties to such dispute may unanimously agree upon. Any award issued as a result of such arbitration shall be final, unappealable, and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The arbitration award may also award to the successful party the costs, fees, and expenses of the arbitration (including attorneys fees) if such an award is warranted and appropriate in the arbitrator's discretion. If no such award is made, the parties shall each bear their own arbitration expenses and shall share equally the fees and costs of the arbitrators.

         14.2 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, employee benefit consultants, counsel and accountants. Purchaser and the Seller shall share equally the fees and expenses of the Bullis Firm for work performed under Section 2.1 and escrow expense. Seller shall pay all fees and expenses of the Deloitte Firm for work performed under Section 2.1.

         14.3 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

         14.4 Indemnification of Brokerage. The Purchaser represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders, fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser. The Seller represents and warrants to the Purchaser that no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders, fees or similar fees or


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

commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller, or any action taken by the Seller. Each of the Purchaser, on the one hand, and the Seller on the other, agrees to indemnify and save the other harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Purchaser, on the one hand, or the Seller, on the other, and to bear the cost of legal expenses incurred in defending against any such claim.

         14.5 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

              (a) "affiliate" with respect to any person, means any other person controlling, controlled by or under common control with such person.

              (b) "contracts and other agreements" means all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other binding arrangements, written or oral.

              (c) "document" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

              (d) "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

              (e) "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

              (f) "person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental or regulatory body or other entity of any kind whatsoever.

              (g) "property" means real, personal or mixed property, tangible or intangible.

         14.6 Knowledge. As used in this Agreement, the term "knowledge" means that which is actually known and that which reasonably should have been known by
(i) George B. Lemmon, Jr., President and Chief Executive Officer, John M. Morrash, Executive Vice President of Finance and Chief Financial Officer, and Harry H. Holiday, Chief Operating officer, and (ii) Chuck Barnett and Doug Valerius.

         14.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         14.8 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by confirmed facsimile transmission or, if mailed, upon receipt by the addressee, as follows:

         (i) If to the Purchaser, to:

             (a)   Mark T. Quigg
                   1333 Fulton Street
                   P.O. Box 837
                   Grand Haven, MI  49417
                   Phone: 616-846-0110
                   Fax:  616-846-0471

             (b)   Mark Melling
                   Melling Tool Co.
                   2620 Saradan Drive
                   Jackson, MI  49204
                   Phone:  517-787-8172
                   Fax:  517-787-3717

       With a copy to:

                   John C. Carlyle, Esquire
                   Varnum, Riddering, Schmidt & Howlett, LLP
                   1600 S. Beacon Boulevard
                   Suite 240
                   Grand Haven, MI  49417
                   Phone: 616-846-7100
                   Fax:  616-846-7101

         (ii) if to the Seller, to:

                   George B. Lemmon Owosso Corporation
                   The Triad Building
                   2200 Renaissance Boulevard
                   Suite 150
                   King of Prussia, PA 19406
                   Phone: 610-275-6050 Fax:
                   Fax:   610-275-5122


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

         with a copy to:

                  Baldo M. Carnecchia, Jr., Esquire
                  Montgomery, McCracken, Walker & Rhoads, LLP
                  123 South Broad Street
                  Philadelphia, PA  19109
                  Phone: 215-772-7660
                  Fax:  215-772-7620

         Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         14.9 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements, certificates and other documents delivered pursuant hereto or in connection with the transactions contemplated hereby contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

         14.10 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity, except that Section 12 shall constitute the parties' sole remedy for breach of representation, warranty, agreement or covenant hereunder.

         14.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State, without regard to Nevada conflicts of laws principles.

         14.12 Binding Effect; no Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Except by operation of law, this Agreement is not assignable without the consent of the parties and any purported assignment without such consent shall be null and void.

         14.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

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


         14.14 Exhibits and Schedules. The Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses or Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         14.15 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.



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